Exhibit 10.25

SIGMA ALDRICH 401(k) RESTORATION PLAN

SIGMA ALDRICH 401(k) RESTORATION PLAN

A.	Vested Accounts	11
B.	Termination of Employment	11
C.	Forfeitures	11

SECTION 6 TERMINATION OF EMPLOYMENT AND DEATH BENEFITS		12
A.	Termination of Employment	12
B.	Death Benefit	12
C.	Withholding	12
D.	Distributions to Minors	12
E.	Lost Participants and Beneficiaries	12

SECTION 7 UNFUNDED ARRANGEMENT		13

SECTION 8 AMENDMENT OR TERMINATION OF PLAN		14

SECTION 9 ADMINISTRATIVE COMMITTEE AND ADMINISTRATION OF THE PLAN		15
A.	Administrative Committee	15
B.	Responsibility of the Company	15
C.	Indemnification	15

SECTION 10 CLAIMS PROCEDURE		16
A.	Claim.	16
B.	Claim Decision.	16
C.	Request for Review.	16
D.	Review on Appeal.	17
E.	Special Disability Provisions	18
F.	Venue for Litigation.	19

SECTION 11 MISCELLANEOUS		20
A.	Spendthrift	20
B.	Incapacity	20
C.	Employee Rights	20
D.	Uniform Services Employment and Reemployment Rights Act	20

SIGMA ALDRICH 401(k) RESTORATION PLAN

(as adopted effective January 1, 2013)

SIGMA ALDRICH 401(k) RESTORATION PLAN
WHEREAS, Sigma-Aldrich Corporation maintains a form of profit sharing plan known as the “SIGMA-ALDRICH 401(K) RETIREMENT SAVINGS PLAN” (“401(k) Plan”) designed to comply with the provisions of the United States Internal Revenue Code (the “Code”) and the Employee Retirement Income Security Act of 1974 (“ERISA”) applicable to tax-qualified employee benefit plans; and
WHEREAS, the compensation of each participant in the 401(k) Plan that exceeds the limit under Section 401(a)(17) of the Code for any year cannot be taken into account under the 401(k) Plan; and
WHEREAS, Sigma-Aldrich Corporation desires to adopt a nonqualified deferred compensation plan under which amounts equal to employer contributions for participants in the 401(k) Plan which cannot be made due to the limit under Section 401(a)(17) of the Code will be credited.
ADOPTION OF THE PLAN AND EFFECTIVE DATE
Sigma-Aldrich Corporation does hereby adopt the Sigma-Aldrich 401(k) Restoration Plan (“Plan”), represented by this instrument, the provisions of which shall become effective as of January 1, 2013.

SECTION 1
DEFINITIONS

A.“Account” means the sum of the Participant’s accounts set out in Section 4A.

B.
“Administrative Committee” means the committee appointed in accordance with the provisions of the Sigma-Aldrich Corporation Benefit Plan Administrative Committee Charter for the purpose of administering the Plan.

C.	“Beneficiary” means the Beneficiary of the Participant as defined in and determined under the 401(k) Plan.

D.“Bonus Plan” means the Sigma-Aldrich Corporation Cash Bonus Plan.

E.“Change in Control” means any of the following:

1.	individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

2.
more than 25% of (x) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) the then outstanding Shares of Stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this clause (ii):

(a)	any acquisition or beneficial ownership by the Company or a Subsidiary; or

(b)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries;

3.	consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:

(a)
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

(b)
no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

(c)
at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination;

4.	the Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

5.	the shareholders of the Company shall approve a plan to liquidate or dissolve the Company, and the Company shall commence such liquidation or dissolution.
Capitalized terms set forth in this Section 1E which are not otherwise defined in the Plan shall have the meaning set forth in the Sigma-Aldrich Corporation Long-Term Incentive Plan.
F.“Code” means the Internal Revenue Code of 1986, as amended.

G.“Company” means Sigma-Aldrich Corporation, a Delaware Corporation.

H.“Compensation” means:

1.	Compensation as defined in and determined under the 401(k) Plan (but without regard to the limitation thereof under Section 401(a)(17) of the Code); plus

2.	Participant Elective Deferrals as defined in and determined under the Deferral Plan.

I.
“Controlled Group” means the Company and all other entities required to be aggregated with the Company under Section 414(b), (c) or (m) of the Code or the regulations issued pursuant to Section 414(o) of the Code.

J.“Credits” means any of the following types of Company Credits:

1.	Matching Company Credits means those amounts credited to the Participant under Section 3A1.

2.	Safe Harbor Credits means those amounts credited to the Participant under Section 3A2.

3.	Discretionary Company Credits means those amounts credited to the Participant under Section 3B.

4.	Special Discretionary Credits means those amounts credited to the Participant under Section 3C.
K.“Deferral Plan” the Sigma-Aldrich Corporation 2005 Flexible Deferral Plan.

L.“Disability” means Disability as defined in and determined under the 401(k) Plan.

M.“Effective Date” means January 1, 2013.

N.	“Employee” means any individual who is classified as a common law employee on the payroll records of a member of the Controlled Group.

O.	“ERISA” means the Employee Retirement Security Income Act of 1974, as now in effect or as hereafter amended.

P.“401(k) Plan” means the Sigma-Aldrich 401(k) Retirement Savings Plan.

Q.“Participant” means any or all of the following:

1.	“Active Participant”: for any Plan Year, an Employee who is or becomes eligible under Section 2A for Credits under Sections 3A and 3B for the Plan Year.

2.	“Special Discretionary Participant”: an Employee who is designated under Section 2B as being eligible for Special Discretionary Credits under Section 3C.

3.
“Former Participant”: for any Plan Year, an Employee who is not eligible under Section 2 for Credits under Sections 3A or 3B for the Plan Year, or for Special Discretionary Credits under Section 3C, but still has an Account under the Plan.

A Participant may, but need not, be both an Active Participant and a Special Discretionary Participant.
R.“Plan” means the Sigma-Aldrich 401(k) Restoration Savings Plan.

S.“Plan Administrator” means the Administrative Committee.

T.	“Plan Year” means each twelve month period commencing on January 1 and ending on December 31.

U.“SERP” means the Sigma-Aldrich Supplemental Retirement Plan.

V.	“Strategy and Design Committee” means a non-fiduciary committee with general responsibility for benefit plan design and benefit strategy.

W.	“Year of Service” means a Year of Service as defined in and determined under the 401(k) Plan.

SECTION 2
ELIGIBILITY

Each Employee who is a member of a select group of management or highly compensated employees of the Company, within the meaning of ERISA, and:

A.	who:

1.	is eligible to participate in the 401(k) Plan; and

2.	receives Compensation for a Plan Year which exceeds the limit under Section 401(a)(17) of the Code in effect for such Plan Year;
shall be eligible for Matching Company Credits and Safe Harbor Credits under Section 3A and Discretionary Company Credits under Section 3B for the Plan Year described in Section 2A.2 above; and/or

B.	who is otherwise designated by the Company (or the Administrative Committee or other group designated by the Company) shall be eligible for Special Discretionary Credits under Section 3C.

SECTION 3
CREDITS

A.
Matching Company Credits and Safe Harbor Credits. As of such date(s) as shall be determined by the Company in its sole discretion, each Active Participant shall be credited with the following amounts for each Plan Year:

1.
A Matching Company Credit equal to 3.6% of such Active Participant’s Compensation for such Plan Year, reduced by (i) the maximum amount of Matching Employer Contributions that could be made for such Participant under the 401(k) Plan (as defined therein) for such Plan Year, and (ii) any matching contribution credited to such Participant under the Deferral Plan for such Plan Year.

2.
A Safe Harbor Credit equal to 4.5% of such Active Participant’s Compensation, reduced by the amount contributed with respect to the Active Participant as a Safe Harbor Contribution under the 401(k) Plan (as defined therein) for such Plan Year.

B.	Discretionary Company Credits. An Active Participant may be credited with a Discretionary Company Credit for each Plan Year:

1.
from 0% to 1.5% of such Active Participant’s Compensation for a Plan Year, which percentage shall be equal to the percentage, if any, of such Active Participant’s Compensation (determined without regard to Section 1G2) contributed as a Discretionary Employer Contribution under the 401(k) Plan (as defined therein) for such Plan Year; reduced by

2.	the amount of such Discretionary Employer Contribution, if any, allocated to such Active Participant for such Plan Year;
when the Company exceeds its performance plan. Such credit is not guaranteed and shall be determined in the sole discretion of the Company. An Active Participant shall be credited with a Discretionary Company Credit if and only if the Participant is an Active Participant on the last day of the Plan Year, unless otherwise determined by the Company (or the Administrative Committee or other group designated by the Company).

C.
Special Discretionary Credits. A Special Discretionary Participant described in Section 2B may be credited with a Special Discretionary Credit in such amount, and at such times, as the Company (or the Administrative Committee or other group designated by the Company) determines, in its sole discretion.

D.	Transition Rules.

1.
For the Plan Year ending December 31, 2013, the aggregate amount credited to an Active Participant under Section 3A1, 3A2 and 3B shall be reduced, but not below zero, by the amount, if any, credited to such Active Participant on January 2, 2013 as an Annual Credit and, if applicable, a Discretionary Credit under the SERP (as defined therein). Any reduction required under this Section 3D1 shall be applied, to the extent necessary, against (a) first, the Discretionary Company Credit under Section 3B, (b)

then, the Matching Company Credit under Section 3A1, and (c) last, the Safe Harbor Credit under Section 3A2.

2.	For the Plan Year ending December 31, 2014, the aggregate amount credited to an Active Participant under Section 3A1, 3A2 and 3B shall not be less than:

(a)
if the payment under the Bonus Plan for the calendar year coinciding with such Plan Year is equal to or greater than the target bonus under the Bonus Plan for such calendar year, the amount, if any, credited to such Active Participant on January 2, 2013 as an Annual Credit and, if applicable, a Discretionary Credit under the SERP (as defined therein); or

(b)
if the payment under the Bonus Plan for the calendar year coinciding with such Plan Year is less than the target bonus for such calendar year, the amount, if any, credited to such Active Participant on January 2, 2013 as an Annual Credit and, if applicable, a Discretionary Credit under the SERP (as defined therein) multiplied by a fraction, (i) the numerator of which is the sum of (A) such Active Participant’s base salary for such calendar year, plus (B) such Active Participant’s payment under the Bonus Plan for such calendar year, and (ii) the denominator of which is sum of (C) such Active Participant’s base salary for such calendar year, plus (D) such Active Participant’s target bonus under the Bonus Plan for such calendar year.

SECTION 4
PARTICIPANTS’ ACCOUNTS

A.	Maintenance of Credit Accounts: Four individual bookkeeping accounts shall be maintained with respect to each Participant:

1.	the Company Match Account for any Matching Company Credits credited to the Participant,

2.	the Safe Harbor Credit Account for any Safe Harbor Credits credited to the Participant,

3.	the Discretionary Company Credit Account for any Discretionary Company Credits credited to the Participant, and

4.	the Special Discretionary Credit Account for any Special Discretionary Credits credited to the Participant.

The Participant’s Account shall mean the sum of the accounts in this Section 4A.

B.
Earnings or Losses on Participant’s Account. In addition to the Matching Company Credits, Safe Harbor Credits, Discretionary Company Credits and Special Discretionary Credits, if any, which shall be credited to a Participant’s Company Match Account, Safe Harbor Credit Account, Discretionary Company Credit Account and Special Discretionary Credit Account, respectively, the Company shall also credit (or reduce) each such Account maintained with respect to each such Participant by an amount equal to the amount that would have been earned (or lost) if the amounts credited under this Plan had been invested in hypothetical investments designated by the Participant from time to time, based on a list of hypothetical investments specified by the Company (which, unless otherwise determined by the Company, shall be the list specified under the Deferral Plan). The Participant shall designate his or her hypothetical investment(s) on such form or by any other means, electronically or otherwise, as the Company may designate from time to time in the manner prescribed by the Company. The Company shall designate a rate of return or hypothetical investment on which earnings (or losses) will be based until the Participant makes a hypothetical investment election in accordance with the procedures established by the Company. A Participant may change his or her investment elections on a daily basis except as otherwise limited by the Company. Earnings (or losses) shall be credited to (or deducted from) the Participant’s Account at least monthly (or more frequently at the discretion of the Company). Earnings (or losses) shall be credited to (or deducted from) an Account until all payments with respect to such Account have been made under this Plan. The Company shall not be liable or otherwise responsible for any decrease in a Participant’s Account because of the performance of the designated investments. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary of the Company.

SECTION 5
VESTING

A.
Vested Accounts. A Participant shall be fully vested in his Safe Harbor Credit Account at all times. A Participant shall be fully vested in his Company Match Account, Discretionary Company Credit Account and Special Discretionary Credit Account, regardless of Years of Service or any vesting schedule established under Section 5B:

1.	if he:

(a)	dies;

(b)	attains age 65; or

(c)	incurs a Disability; or

2.	upon the occurrence of a Change in Control;
while an Employee.

B.	Termination of Employment.

1.
Company Match Account and Discretionary Company Credit Account. A Participant shall be vested in the amounts credited to his Company Match Account and Discretionary Company Credit Account equal to the percentage obtained from the following vesting schedule on the basis of the number of full Years of Service which he has completed as of the date of his termination of employment.

VESTING SERVICE

Full Years of Service	Vesting Percentage
Less than 3	0%
3 or more	100%

Notwithstanding anything herein to the contrary, an Employee’s pre-acquisition years of service with each Employer shall be counted for purposes of vesting.

2.
Special Discretionary Credits. A Participant shall be vested in any Special Discretionary Credit, adjusted for earnings (or losses) thereon credited under Section 4B, in accordance with the vesting schedule established by the Company (or the Administrative Committee or other group designated by the Company) at the time that such Special Discretionary Credit is credited to his Special Discretionary Credit Account.

C.
Forfeitures. The nonvested portion of the Account of a Participant whose employment with the Employer is terminated prior to becoming fully vested shall be forfeited immediately when such Participant has terminated employment. If a person who has incurred a forfeiture hereunder is reemployed by the Employer during a Plan Year before he or she has incurred five consecutive Breaks in Service, the amount in his or her Account balance which was forfeited shall be restored without adjustment for any subsequent earnings or losses.

SECTION 6
TERMINATION OF EMPLOYMENT AND DEATH BENEFITS

A.
Termination of Employment. Upon termination of a Participant’s employment for any reason other than death, the Participant’s Account shall be valued on the first day of the seventh month immediately following the date of the Participant’s termination of employment and the vested portion thereof shall be paid to the Participant in a lump sum within sixty (60) days after such valuation on such date as shall be determined by the Company.

Termination of employment of an individual means the Company and the Participant reasonably anticipate a permanent reduction in the Participant’s level of bona fide services to a level less than fifty percent (50%) of the average level of bona fide services provided by the Participant in the immediately preceding thirty-six (36) months. Notwithstanding the preceding sentence, no termination of employment shall occur while the Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with the Company pursuant to law or by contract. A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

B.
Death Benefit. In the event the Participant dies prior to the receipt of the entire value of his or her Account, the Participant’s Beneficiary shall be entitled to receive as a death benefit the value of (i) in the event of the Participant’s death prior to termination of employment, the Participant’s entire Account, or (ii) in the event of the Participant’s death following termination of employment, the vested portion of the Participant’s Account. The Participant’s Account shall be valued on the first day of the month immediately following the date of the Participant’s death and such Account or the vested portion thereof, as applicable, shall be paid to his or her Beneficiary in a lump sum within sixty (60) days after such valuation on such date as shall be determined by the Company.

C.
Withholding. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amount payable hereunder any amount required to be withheld for income, employment or other federal, state or local taxes.

D.
Distributions to Minors. In the event a minor is entitled to receive a distribution of benefits, the Plan Administrator may, in its discretion, pay said amount to the minor, his legal guardian or to the local probate court on behalf of the minor.

E.
Lost Participants and Beneficiaries. In the event a distribution cannot be made because the Participant or Beneficiary entitled to such distribution cannot be located and the distribution remains unclaimed for two (2) years after the distribution date established by the Committee, then such amount shall be treated as a forfeiture in accordance with Section 5C. In the event such Participant or Beneficiary is subsequently located, the amount forfeited (without adjustment for any subsequent earnings or losses) shall be restored to the Participant’s or Beneficiary’s Account.

SECTION 7
UNFUNDED ARRANGEMENT

The distributions to Participants and their Beneficiaries hereunder shall be made from the general corporate assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any such property or assets of the Company. Any Accounts maintained under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any account shall hold any actual funds or assets. In the event that the Company purchases any property to allow the Company to recover the cost of providing deferred compensation hereunder, in whole or in part, neither the Participant, his or her Beneficiaries nor any other persons shall have any rights therein whatsoever. The Company shall be the sole owner of any such property (and, in the event any such property consists of an insurance policy or policies insuring the life of a Participant, shall be the sole beneficiary thereof) and shall possess and may exercise all incidents of ownership therein.

SECTION 8
AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right at any time and from time to time, through action of its Board of Directors or the Strategy and Design Committee, to amend, in whole or in part, any and all of the provisions of the Plan and to terminate the Plan, provided, however, that no such amendment or termination shall adversely affect a Participant’s entitlement to benefits to amounts credited to his or her Account prior to the amendment or termination of the Plan. In the event the Plan is terminated, the Participants’ Accounts shall become payable due to such termination to the extent permissible under the regulations promulgated by the Secretary of the Treasury pursuant to Section 409A of the Code and in the manner set forth therein.

SECTION 9
ADMINISTRATIVE COMMITTEE
AND ADMINISTRATION OF THE PLAN

A.
Administrative Committee. The Administrative Committee shall be the Plan Administrator and shall be responsible for administering the Plan in accordance with the Sigma-Aldrich Corporation Benefit Plan Administrative Committee Charter and the powers and duties set forth therein, subject to the specific terms of the Plan.

B.
Responsibility of the Company. The Company shall furnish the Administrative Committee with such clerical and other assistance as is necessary in the performance of its duties. The Administrative Committee is entitled to rely on such information as is supplied by the Company and shall have no duty or responsibility to verify such information except in accordance with its duties and responsibilities as set forth in the Sigma-Aldrich Corporation Benefit Plan Administrative Committee Charter.

C.
Indemnification. To the maximum extent permitted by law, no member of the Administrative Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of such Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Administrative Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Employer) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

SECTION 10
CLAIMS PROCEDURE

A.
Claim. A Participant or Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to: Plan Administrator, Sigma Aldrich 401(k) Restoration Savings Plan, 3050 Spruce Street, St. Louis, Missouri 63103. Notwithstanding anything in the Plan to the contrary, a claim must be filed within one year from the date such claim first accrues or the Claimant will be forever barred from pursuing such claim. A claim by a Claimant shall be deemed to have accrued on the earlier of (i) the date the Claimant’s benefits commence or (ii) the date the Claimant became aware, or should have become aware, that his or her position regarding his or her entitlement to benefits is different from the Plan’s or the Company’s position regarding the Claimant’s entitlement to benefits.

B.
Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall in fact deliver such reply in writing within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the Plan Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the benefit determination is expected. If the claim is denied in whole or in part, the Plan Administrator will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

1.	the specific reason or reasons for the denial;

2.	specific references to pertinent Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

4.
appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

5.	the time limits for requesting a review of the denial and for the actual review of the denial.

C.
Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its prior determination. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denial claim, which shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Plan Administrator in making its initial claims decision, (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision or (iii) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Plan Administrator’s determination by the Plan Administrator within such 60-day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination.

D.
Review on Appeal. Within a reasonable period of time, ordinarily not later than 60 days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review its prior determination. If special circumstances require that the 60‑day time period be extended, the Plan Administrator will so notify the Claimant within the initial sixty (60) day period indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision on review, which shall be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. In the event that the Plan Administrator extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

The Plan Administrator has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the Claimant is entitled to such benefits. The decision of the Plan Administrator shall be final and non-reviewable unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.
If the Plan Administrator makes an adverse benefit determination on review, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

1.	the specific reason or reasons for the denial;

2.	the specific references to pertinent Plan provisions on which the denial is based;

3.
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Plan Administrator in making its decision, (ii) was submitted, considered or generated in the course of the Plan Administrator making its decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision or (iii) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing

Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

4.	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

E.	Special Disability Provisions.

1.
Notwithstanding anything herein, if a Claimant is denied a benefit because he or she is determined not to be disabled and he or she makes a claim pursuant to such denial, the provisions of this Section 10E shall apply. Upon receipt of a claim, the reply period shall be forty-five (45) days. If, prior to the end of such 45-day period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered, the period for making the determination may be extended for up to thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of such 45-day period, of the circumstances requiring an extension and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, and the claims reviewer shall notify the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the Claimant shall be afforded forty-five (45) days within which to provide the specified information. If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the Claimant until the date on which the Claimant responds to the request for information.

2.
Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the Claimant may request in writing, and shall be entitled to, a review of the benefit determination. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Plan shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual. The medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination will be identified to the Claimant. If the Claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original’s disposition of the claim, the Claimant shall be deemed to have accepted the original written disposition.

3.	A decision on review shall be rendered in writing by the Plan within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the

Claimant’s request for review by the Plan, unless the Plan determines that special circumstances require an extension of time for processing the claim. If the Plan determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. In the event the extension is due to a Claimant’s failure to submit information necessary to decide the claim, the Claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

4.
In the case of an adverse benefit determination on review, in addition to the information described above, the notice shall state: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

F.
Venue for Litigation. In light of the Plan Administrator’s substantial contacts with the State of Missouri, the fact that the Plan Administrator resides in Missouri and the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Plan Administrator’s maintenance of, this Plan in Missouri, any cause of action brought by a Claimant, Employee, Participant, former Employee, Former Participant or any Beneficiary of such an individual involving benefits under the Plan shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.

No action at law or in equity shall be brought to recover under the Plan prior to the expiration of 60 days after receipt by the Claimant of the written decision regarding the Claimant’s request for review under the claims procedure, nor shall such action be brought at all unless within three years from receipt by the Claimant of such written decision by the final claims reviewer under the claims procedure.

SECTION 11
MISCELLANEOUS

A.
Spendthrift. No benefit or beneficial interest provided under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such benefit or beneficial interest shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are or may be payable.

B.
Incapacity. If, in the opinion of the Company, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Company, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.

C.
Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any interest, pension or benefits other than the benefits specifically provided herein, or to confer, upon any Employee the right to remain in the service of the Employer.

D.
Uniform Services Employment and Reemployment Rights Act. Notwithstanding any provision of this Plan to the contrary, benefits and service credit with respect to qualified military service will be provided in accordance with applicable law and, to the extent applicable, Appendix I of the 401(k) Plan.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 18th day of December, 2013.

SIGMA-ALDRICH CORPORATION

By: /s/ Doug Rau